Exhibit 10.24
        FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT TO LEASE (this "Fourth Amendment") is made and entered into as of December 20, 2018, by and between 10900 WILSHIRE, L.L.C., a Delaware limited liability company ("Landlord"), and CHROMADEX, INC., a California corporation ("Tenant").
RECITALS:

A.     Landlord and Tenant are parties to that certain Leaser dated July 6, 2017 (the "Office Lease"), as amended by that certain First Amendment to Lease, dated February 7, 2018 (the "First Amendment"), that certain Second Amendment to Lease, dated June 30, 2018 (the "Second Amendment"), and that certain Third Amendment to Lease, dated November 91 2018 (the "Third Amendment"), whereby Landlord leases to Tenant and Tenant leases from Landlord (i) that certain premises (the "Premises"), commonly known Suite 600, Suite 610 and Suite 650, and located on the sixth (6th) floor of that certain office building located at 10900 Wilshire Boulevard, Los Angeles, California (the "Building"), as more particularly set forth in the Lease, and (ii) that certain storage space, commonly known as PD-9. The Office Lease, First Amendment, Second Amendment and Third Amendment shall collectively be referred to herein as the "Lease".

B.    Landlord and Tenant desire to amend the Lease on the terms and conditions contained herein.
AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.
1.Capitalized Terms. Each capitalized term when used herein shall have the same respective meaning as is given such term in the Lease, unless expressly provided otherwise in this Fourth Amendment.
2.Temporary Storage Space.
2.1In General. Subject to the terms of this Section 2, commencing as of December 21, 2018, and continuing thereafter on a month-to-month basis (the "Temporary Storage Space Term"), Landlord shall rent to Tenant and Tenant shall rent from Landlord that certain storage space consisting of 5,806 square feet, commonly known as Suite 350, and located in the Building Parking Facility (the 'Temporary Storage Space"), as delineated on Exhibit A attached hereto. Notwithstanding any provision to the contrary contained in this Section 2, Landlord and Tenant shall each have the right to terminate Tenant's tease of the Temporary Storage Space upon not less than thirty (30) days prior written notice to the other party
2.2Rent. The Temporary Storage Space shall be leased by Tenant at a monthly rental rate equal to $1,000.00 (the "Temporary Storage Space Rent"). The Temporary Storage Space Rent shall be due on a monthly basis concurrent with Tenant's payment of Fixed Rent due with respect to the Premises, and shall constitute Rent. Concurrently with Tenant's execution and delivery of this Fourth Amendment, Tenant shall deliver to Landlord a check in the amount of $1,000.00, as payment of the Temporary Storage Space Rent due for the first month of the Temporary Storage Space Term.

1.1Condition of Temporary Storage Space. Tenant acknowledges that (i) Tenant is fully aware of the condition of the Temporary Storage Space and shall accept the Temporary Storage Space in its presently existing "as-is" condition, and (ii) Landlord shall have no obligation to provide or pay for any improvement work or services related to the improvement of the Temporary Storage Space. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Temporary Storage Space or with respect to the suitability of the same for the conduct of Tenant's business.
1.2Other Terms. The Temporary Storage Space shall be used only for storage of boxes, files, furniture, office equipment and other similar items associated with commercial office space and for no other purpose whatsoever without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion. Tenant shall not make any alterations, improvements or modifications to the Temporary Storage Space and shall be fully responsible for repairing any damage to the Temporary Storage Space resulting from or relating to Tenant's use thereof. Tenant shall comply with such rules and regulations as may be promulgated by Landlord from time to time pertaining to the use of the Temporary Storage Space. Tenant acknowledges that Landlord shall have no obligation to provide security or any other services described in Article 10 of the Lease, other than lighting during Ordinary Business Hours, with respect to the Temporary Storage Space. Tenant shall indemnify, defend and hold harmless Landlord and the Parties (as defined in Section 3, below) from and against any and all loss, liability, claims, expenses, damages or costs (including, without limitation, court costs and reasonable attorneys' fees) arising out of or in connection with Tenant's use of the Temporary Storage Space, Tenant's insurance obligations under the Lease shall also pertain to Tenant's use of the Temporary Storage Space.
1.3Required Disclosures Related to Accessibility Standards. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Temporary Storage Space have not undergone inspection by a person certified as a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASP inspection of the subject premises, Ihe commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASP inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASP inspection, the payment of the fee for the CASP inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises," In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant's right to request and obtain a CASP inspection and with advice of counsel, hereby elects not to obtain such CASP inspection and forever waives its rights to obtain a CASP inspection with respect to the Temporary Storage Space, the Building and/or the Real Property to the extent permitted by applicable Requirements now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable Requirements now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASP inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord within thirty (30) days after the commencement of the Temporary Storage Space Term; (B) any CASP inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any Business Day, (2) only after ten (10) days' prior written notice to Landlord of the date of such CASP inspection, (3) in a professional manner by a CASP designated by Landlord and without any testing that would damage the Temporary Storage Space, the Building or the Real Property in any way, (4) in accordance with all of the provisions of the Lease, as amended, applicable to Tenant contracts for construction, and (5) at Tenant's sole cost and expense, including, without limitation, Tenant's payment of the fee for such CASP inspection, the fee for any reports and/or certificates prepared by the CASP in connection with such CASP inspection (collectively, the "CASP Reports") and all other costs and expenses in connection therewith; (C) Landlord shall be an express third party beneficiary of Tenants contract with the CASp, and any CASP Reports shall be addressed to both Landlord and Tenant; (D) Tenant shall deliver a copy of any CASP

Reports to Landlord within two (2) Business Days after Tenant's receipt thereof: (E) any information generated by the CASP inspection and/or contained in the CASP Reports shall not be disclosed by Tenant to anyone other than (I) contractors, subcontractors and/or consultants of Tenant, in each instance who have a need to know such information and who agree in writing not to further disclose such information, or (II) any governmental entity, agency or other person, in each instance to whom disclosure is required by applicable Requirements or by regulatory or judicial process; (F) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Temporary Storage Space to correct violations of construction-related accessibility standards, including, without limitation, any violations disclosed by such CASP inspection; and (G) if such CASP inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and/or the Real Property located outside the Temporary Storage Space, then Tenant shall be responsible for performing any such improvements, alterations, modifications and/or repairs as and to the extent required by applicable Requirements to the extent provided Section 8.1(a) of the Lease and Landlord shall be responsible for performing any such improvements, alterations, modifications and/or repairs as and to the extent required by applicable Requirements to the extent provided in Section 8.1 (c) of the Lease.

3.Limitation on Liability. The liability of Landlord for Landlord's obligations under the Lease, as amended, and any other documents executed by Landlord and Tenant in connection with the Lease, as amended (collectively, the "Lease Documents") shall be limited to Landlord's interest in the Real Property (including any rent, insurance, sales and condemnation proceeds actually received by Landlord and not subject to any superior rights of any third parties) and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord (collectively, the "Parties") in seeking either to enforce Landlord's obligations under the Lease Documents or to satisfy a judgment for Landlord's failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord's obligations under the Lease Documents. In no event shall Landlord be liable for, and Tenant, on behalf of itself and all other subtenants or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with the Lease Documents.
4.Tax Status of Beneficial Owner. Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856, et seq. of the Internal Revenue Code and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of the Lease, as amended, that does not constitute "rents from real property" (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an "Adverse Event") is of material concern to Landlord and such beneficial owners. In the event that the Lease, as amended, or any document contemplated hereby could, in the opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to cooperate with Landlord in negotiating an amendment or modification thereof for the limited purpose of addressing such Adverse Event and shall at the request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification, provided that Landlord shall, after the receipt of an invoice therefor, reimburse Tenant for its reasonable and actual out-of-pocket attorney’s fees incurred in connection with Tenant's review of such amendment or modification. Any amendment or modification pursuant to this Section 4 shall be structured so that the economic results to Landlord and Tenant shall be substantially similar to those set forth in the Lease, as amended, without regard to such amendment or modification. Without limiting any of Landlord's other rights under this Section 4, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of the Lease, as amended with respect to such payment. Tenant expressly covenants and agrees not to enter into any sublease or assignment which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises.

5.Authority. If Tenant is a corporation, trust, limited liability company or partnership, each individual executing this Fourth Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Fourth Amendment and that each person signing on behalf of Tenant is authorized to do so.
6.No Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any 'real estate broker or agent in connection with the negotiation of this Fourth Amendment other than Tishman Speyer Properties, L.P. (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fourth Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent other than the Broker. The terms of this Section 6 shall survive the expiration or earlier termination of the Lease, as amended.
7.Conflict; No Further Modification. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Fourth Amendment, the terms and conditions of this Fourth Amendment shall prevail. Except as specifically set forth in this Fourth Amendment, all of the terms and conditions of the Lease shall remain unmodified and in full force and effect.

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IN WITNESS WHEREOF, this Fourth Amendment has been executed as of the day and year first above written.

LANDLORD:
10900 WILSHIRE L.L.C. a Delaware limited liability company
By:	/s/ Paul A. Galiano
Its:	Senior Managing Director

TENANT:
CHROMADEX, INC., a California corporation
By:	/s/ Yvette Holm
Its:	Director of Consumer Relations and Logistics

EXHIBIT A
OUTLINE OF TEMPORARY STORAGE SPACE
The floor plan which follows is intended solely to identify the general location of the Temporary Storage Space and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.